SEVERANCE AND RELEASE AGREEMENT
This SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made this day of April 13, 2016 (“Agreement Date”) by and between Brian McAndrews (“McAndrews”) and Pandora Media, Inc. (the “Company”).
WHEREAS, McAndrews has been employed with the Company pursuant to an offer letter dated September 11, 2013 (the “Offer Letter”);
WHEREAS, McAndrews’ employment with the Company terminated effective March 25, 2016; and
WHEREAS, the Company and McAndrews enter into this Agreement to set forth the terms of McAndrews’ separation from the Company and to clarify their ongoing rights and obligations to each other;
NOW THEREFORE, the parties agree as follows:
1.Termination from Offices and Directorships. The parties agree that McAndrews’ employment was terminated by the Company in a manner constituting an Involuntary Termination (as defined in the Pandora Amended Executive Severance and Change in Control Policy (“Severance Policy”), effective at the close of business on March 25, 2016 (the “Termination Date”). The Company and McAndrews agree that McAndrews’ termination shall be effective as to all officer and director positions with the Company, its subsidiaries and any affiliates of any of them (including, without limitation, McAndrews’ position as Chief Executive Officer of the Company, Chairman of the Board of Directors of the Company (the “Board”), and as a member of the Board), effective as of the Termination Date. McAndrews agrees to execute such additional documentation as the Company or its subsidiaries or affiliates may reasonably request to effectuate such terminations.

2.Severance Benefits. Pursuant to the Offer Letter and Severance Policy, as modified herein, and subject to the general waiver and release in this Agreement becoming effective as provided herein, the Company will provide McAndrews the following (the “Severance Benefits”):
a.A cash payment equal to Six Hundred Thousand Dollars ($600,000.00), paid in a lump sum within ten (10) business days following the Effective Date (as defined in Section 9 of this Agreement);
b.A cash payment equal to a prorated (to the Termination Date) portion of the amount that McAndrews would have received under the Company’s annual bonus plan, based on the Company’s actual performance as determined by the Compensation Committee of the Board in its discretion for the remaining executive officers of the Company following the completion of the 2016 annual performance period; provided that such payment will not exceed McAndrews’ prorated annual target bonus for 2016, and shall be calculated using an annual base amount of Six Hundred Thousand Dollars

($600,000.00); provided further that such payment will be made no later than March 15, 2017;
c.So long as McAndrews timely elects (and remains eligible for) health benefits continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment by the Company of McAndrews’ applicable premiums (including spouse or family coverage if McAndrews had such coverage on the Termination Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earlier to occur of (i) 12 months following the Termination Date, and (ii) the date on which McAndrews and his covered dependents, if any, obtain health insurance coverage through another employer;
d.Reasonable outplacement and career continuation services by a firm to be selected by the Company for not less than three (3) months following the Termination Date;
e.Effective on the Effective Date of this Agreement, accelerated vesting by twelve (12) months of all outstanding Company stock options, restricted stock, restricted stock units or other equity-based awards (collectively, “Equity Awards”) held by McAndrews as of the Termination Date; provided that, in lieu of the foregoing, Equity Awards that do not vest monthly will be accelerated through twelve (12) months following the Termination Date as if such Equity Award had been on a monthly vesting schedule through the original vesting period; provided, however, in the case of McAndrews’ outstanding Market Stock Unit award, McAndrews shall be eligible to vest in the portion of the Market Stock Unit award with respect to the performance period ending within twelve (12) months following the Termination Date, based on actual performance during such performance period, as determined by the Compensation Committee of the Board in its discretion for the remaining executive officers of the Company, and to be settled no later than March 15, 2017, and all remaining Market Stock Units that do not vest in accordance with this Agreement shall be forfeited and cancelled by the Company. The parties agree that Attachment A correctly sets forth both the current vesting status and the shares to be accelerated under this Section 2.e.;
f.Reimbursement of McAndrews’ reasonable attorneys’ fees in negotiating this Agreement, in an amount not to exceed Ten Thousand Dollars ($10,000.00); provided that McAndrews (through his counsel) provides Pandora with a detailed invoice reflecting time entries and hourly rate for each timekeeper.
g.In the event a Change of Control (as defined in the Pandora Media, Inc. 2011 Equity Incentive Plan) occurs prior to May 24, 2016, McAndrews shall receive the following additional payments and benefits:

i.	A cash payment equal to Three Hundred Thousand Dollars ($300,000.00), paid in a lump sum within ten (10) days following the Change of Control;

ii.	The bonus payment described in paragraph 2.b., above, shall be no less than One Hundred, Twenty-Six Thousand, Five Hundred and Seventy-Five Dollars ($139,726.00); and

iii.	Accelerated vesting, effective immediately prior to the Change of Control, of all outstanding Equity Awards held by McAndrews as of the Termination Date.
All payments made to McAndrews or on McAndrews’ behalf under this Agreement will be subject to payroll withholding requirements as required by law. Such payments are in lieu of any other severance payments to which McAndrews might claim entitlement (and which the Company would dispute) under the Offer Letter and in lieu of any payments or benefits to which McAndrews might otherwise claim entitlement (and which the Company would dispute) under any benefit plan, compensation plan, deferred compensation plan, incentive plan or bonus plan of the Company, including, without limitation, the Severance Policy, or under any other contractual right or agreement. McAndrews further agrees and acknowledges that, except as otherwise provided herein, as of the date he executes this Agreement, he has been paid all earned salary, bonuses, and any other incentive payments, accrued but unused vacation or paid-time-off, as well any other monies to which he was entitled, other than the Severance Benefits.
3.Waiver and Release.

a.    General Release and Waiver by McAndrews. In exchange for the provisions described above, McAndrews hereby waives, releases, gives up, and promises never to make any claims of any kind (whether McAndrews knows of them now or not) that McAndrews may have against the Company, and each of its past and present parents, predecessors, successors, assigns, related companies, entities or divisions, and their past and present officers, directors, stockholders, employee benefit plans, plan administrators, trustees, fiduciaries, agents, attorneys or employees of any of them (collectively the “Company Affiliates”), in each case, with respect to or related to the terms and conditions of McAndrews’ employment, recruitment for employment, and separation from employment with the Company or any of its subsidiaries or affiliates. The claims that McAndrews is waiving, releasing, giving up and promising never to make include, but are not limited to, all of the following:
i.    any claims for further compensation or benefits from any of the Company Affiliates;
ii.    any claims arising out of the Offer Letter, any Company compensation or benefit plan (including, without limitation, the Severance Policy), or, except as otherwise provided herein, any other contractual right applicable to McAndrews’ employment or separation of employment with the Company or any subsidiary or affiliate;
iii.    any claim based on age, race, color, national origin, ancestry, sex, gender identity, marital status, religion, veteran status, disability, sexual orientation, genetic information, medical condition, or based on other categories protected by federal, state, or local laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the Employee Retirement Income Security Act , the Fair Labor Standards Act, and the California Labor Code, all as amended, and any other laws and regulations relating to employment and that are waivable; any claim under any contract, agreement (including the Offer Letter), promise or policy with respect to or in relation to McAndrews’ employment with the Company or any subsidiary or affiliate, except for any rights arising out of or as otherwise provided in this Agreement;
iv.    any claim for violation of any other legal duty or public policy, including but not limited to, common law tort claims such as defamation, assault, invasion of privacy, and intentional infliction of mental distress; and
v.    any claim for attorneys’ fees, expenses, and/or costs, except as otherwise provided herein.
McAndrews expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
McAndrews accepts the payments and benefits provided under this Agreement in full satisfaction of all such claims, provided that this waiver and release does not extend to McAndrews’ right to assert a claim for breach of this Agreement, claims for reimbursement under California Labor Code Section 2802, claims for workers compensation, or any other claim that cannot be waived as a matter of law. McAndrews represents, however, that, as of the date he executes this Agreement, he has not suffered any workplace injury for which he has not already filed a claim for workers compensation.
The above waiver and release does not affect McAndrews’ right to file a charge or cooperate in an investigation with the Equal Employment Opportunity Commission (EEOC) or similar state or local agencies, but it is understood and agreed that McAndrews waives, releases and gives up any right to money damages or other payment or personal benefit with regard to or arising out of any such charge or investigation. The releases being provided herein also do not limit or affect McAndrews’ right to challenge the enforceability of this release under the Older Workers Benefit Protection Act.

Notwithstanding the foregoing, nothing in this Agreement shall alter, extinguish or diminish McAndrews’ rights to defense and/or indemnification under the Indemnification Agreement between McAndrews and the Company, dated September 11, 2013 (which, as noted below, McAndrews and the Company hereby acknowledge remains in effect), the Company’s Articles of Incorporation, By-laws, or applicable law.
McAndrews recognizes and agrees that the separation of McAndrews’ employment is permanent and without expectation of recall or reemployment by the Company or any Company subsidiary or affiliate.
b.    Release and Waiver of any Known Claims by the Company. The Company and its successors and assigns hereby and forever release McAndrews (including his heirs and family members) from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any facts, occurrences or matters of any kind that are known to the Company as of the date its duly authorized representative executes this Agreement and that arise, in whole or in part, from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation any and all claims relating to or arising from McAndrews’ position as an officer and director of the Company and the termination of those relationships.
The Company’s release of McAndrews hereunder does not extend to any obligations incurred under this Agreement or to any claims that arise from facts or occurrences that are unknown to the Company. The Company states that, as of the date it executes this Agreement, it is unaware of any claims that it has against McAndrews.
4.Confidential Information Agreement. McAndrews acknowledges that the Confidential Information, Invention Assignment, and Arbitration Agreement entered into by and between the Company and McAndrews dated September 11, 2013 (the “Confidential Information Agreement”), remains in full force and effect following the execution of this Agreement and that he will continue to abide by his obligations under that agreement.

5.Indemnification Agreement. The Company acknowledges that the Indemnification Agreement entered into by and between the Company and McAndrews dated September 11, 2013 (“Indemnification Agreement”), remains in full force and effect following the execution of this Agreement and that both parties will continue to abide by their obligations under that agreement.

6.Government Reporting and Cooperation Permitted.  Nothing in this Agreement will be construed to prohibit McAndrews from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that McAndrews may not disclose information of the Company that is protected by the attorney-client privilege, except as expressly authorized by law.

McAndrews does not need the prior authorization of the Company to make any such reports or disclosures and McAndrews is not required to notify the Company that he has made such reports or disclosures.

7.Costs of Enforcement. If either party brings an action against the other for alleged violation of their respective commitments in this Agreement, it is agreed that such party may seek judicial enforcement of its rights under this Agreement, and it is agreed that the prevailing party shall be entitled to recover from the opposing party any costs incurred (including reasonable attorneys’ fees) in obtaining judicial enforcement to the extent available to a prevailing party under applicable law and under the standards provided in any applicable statute.

8.No Admission. This Agreement is not an admission by any party of any violation of law or intention to violate any law.

9.Acceptance Date, Period for Review, and Consultation. By signing this Agreement, McAndrews acknowledges that McAndrews has read this Agreement, understands all of its provisions, and knowingly and voluntarily agrees to all of its terms and provisions. McAndrews has been advised by the Company to consult with an attorney regarding this Agreement before signing it. McAndrews has been given twenty-one (21) days after the date on which McAndrews received this Agreement to decide whether to sign it. McAndrews is further advised that the releases McAndrews is providing in this Agreement include a release of any claims under the Age Discrimination in Employment Act.

10.Revocation Period and Effective Date. Once McAndrews has signed this Agreement, McAndrews may still revoke it at any time during the seven (7) day period after McAndrews signed this Agreement, by delivering written notice of revocation to the Company within this seven–day period. This Agreement shall not become effective or enforceable until this revocation period has expired without McAndrews having revoked this Agreement. Once this revocation period expires, so long as McAndrews has not revoked this Agreement and so long as the Company has also executed it, it will be a binding, irrevocable agreement between McAndrews and the Company (the “Effective Date”).

11.Notice. Any notice or delivery to the Company under this Agreement shall be made to:
Pandora Media, Inc.
2101 Webster St., Suite 1650
Oakland, CA 94612
Attention: General Counsel

Any notice or delivery to Executive under this Agreement shall be made to McAndrews’ last known address on file with the Company.
12.Entire Agreement. This Agreement constitutes the complete understanding between the Company and McAndrews relating to McAndrews’ separation of employment, and McAndrews is not relying on any statement other than the provisions of this Agreement in deciding to sign this Agreement. No other promises or agreements shall be binding unless in a writing signed by the parties to this Agreement. This Agreement cancels and supersedes the Offer Letter and any other prior agreement between the Company and McAndrews except as specifically provided herein.

13.Amendments. Any amendment or modification to or waiver of this Agreement will be effective only if it is in writing and signed by each of the Company and McAndrews.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. In the event that any dispute arises under this Agreement, the Parties agree that proceedings will take place exclusively in Alameda County in the State of California.

16.Section 409A.     This Agreement and the payments and benefits hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment, McAndrews is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Termination Date shall instead be paid on the first business day after the date that is six months following the Termination Date. All references in this paragraph to “Termination Date” shall mean separation from service as an employee within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h). The Company makes no representation or warranty and shall have no liability to McAndrews or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A, unless the liability is caused by the Company’s failure to properly administer this Agreement in accordance with Section 409A of the Code and all regulations, rulings, and other guidance in effect as of the date of this Agreement. Each payment made under this Agreement shall be treated as a separate and distinct payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which McAndrews incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

The foregoing Agreement is executed by the parties as of the Effective Date:

PANDORA MEDIA, INC.                 BRIAN MCANDREWS

By:	/s/ Steve Bené	By:	/s/ Brian McAndrews
	Signature		Signature

By:	Steve Bené

Title:	General Counsel

Date:	4/19/2016	Date:	4/15/2016